Results of  October 5, 2000 shareholder meeting
          (Unaudited)



               An annual meeting of shareholders of the fund was held on
               October 5, 2000. At the meeting, each of the nominees for
               Trustees was elected, as follows:

                                         Votes
                                 Votes for   withheld
               Jameson Adkins Baxter     3,773,499
66,077
               Hans H. Estin  3,776,597      62,979
               Ronald J. Jackson      3,780,599
58,977
               Paul L. Joskow 3,779,599      59,977
               Elizabeth T. Kennan    3,778,424
61,152
               Lawrence J. Lasser     3,774,599
64,977
               John H. Mullin III     3,780,599
58,977
               George Putnam, III     3,774,388
65,188
               A.J.C. Smith   3,774,361      65,215
               W. Thomas Stephens     3,777,807
61,769
               W. Nicholas Thorndike  3,780,297
59,279

               A proposal to ratify the selection of
               PricewaterhouseCoopers LLP as the independent
               auditors of your fund was approved as
               follows:
               3,785,279 votes for, and 22,037 votes
against, with  32,260
               abstentions and broker non-votes.